As filed with the Securities and Exchange Commission on December 12, 1995
=========================================================================
Registration No. 33-54230
=========================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                   POST-EFFECTIVE AMENDMENT NO. 7 TO FORM S-3
                           (CONVERTED FROM FORM S-1)
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933



                               LA-MAN CORPORATION
             (Exact name of registrant as specified in its charter)

           NEVADA                                         38-2286268
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                       Identification Number)

  2180 West State Road 434, Suite 6136, Longwood, Florida 32779 (407) 865-5995
 -----------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's office)

                              J. William Brandner
  2180 West State Road 434, Suite 6136, Longwood, Florida 32779 (407) 865-5995
 -----------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                            Marshall S. Harris, Esq.
           Smith, Mackinnon, Harris, Greeley Bowdoin & Edwards, P.A.
                        255 South Orange Ave., Suite 800
                    Orlando, Florida  32801  (407) 843-7300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective in light of market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]
                                                    ---------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]
                             ---------------

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 7 on Form S-3 relates to a Registration Statement of the Registrant originally filed on Form S-1, as amended ("Registration No. 33-54230), that was declared effective by the Securities and Exchange Commission (the "Commission") on January 6, 1994 and that covered, among other securities of the Registrant, 620,000 Redeemable Common Stock Purchase Warrants ("Redeemable Warrants") and 620,000 shares of Common Stock of the Registrant issuable upon exercise of such warrants. On November 3, 1995, the Registrant filed a Post-Effective Amendment No. 6 on Form S-3 (which was declared effective on November 14, 1995) to such Registration Statement, which converted the Registration Statement from Form S-1 to Form S-3 and which included a Prospectus Supplement updating and supplementing the original January 6, 1994 Prospectus of the Registrant included as part of the Registration Statement. The Registrant is filing this Post-Effective Amendment No. 7 to the Registration Statement for the purpose of further supplementing the Registrant's January 6, 1994 Prospectus, as previously supplemented, with respect to the following modifications to the terms of the Redeemable Warrants: (a) the extension from January 6, 1996 to January 6, 1997 of the expiration date of the Redeemable Warrants; (b) the increase of the exercise price of the Redeemable Warrants from $3.90 per share to $5.00 per share for the period commencing July 1, 1996; and (c) the increase of the redemption price of the Redeemable Warrants from $.05 per warrant to $.07 per warrant payable upon any redemption by the Registrant on or after July 1, 1996.

PROSPECTUS SUPPLEMENT        SUBJECT TO COMPLETION: Dated December __, 1995



                               LA-MAN CORPORATION

                SECOND SUPPLEMENT TO JANUARY 6, 1994 PROSPECTUS


     On January 13, 1994, La-Man Corporation, a Nevada corporation (the "Company"), completed an underwritten public offering (the "1994 Offering") of 310,000 Units ("Unit" or "Units") of the Company's securities, each Unit consisting of two shares of Common Stock, par value $.001 per share ("Common Stock"), of the Company and two Redeemable Common Stock Purchase Warrants ("Redeemable Warrants"). Each Redeemable Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $3.90 per share, subject to adjustment, for a period of twenty-four months from January 6, 1994, the date on which the Company's Registration Statement on Form S-1 covering the Units was declared effective by the Securities and Exchange Commission (the "Commission"). On November 14, 1995, the Company's Post-Effective Amendment No. 6 to such Registration Statement was declared effective by the Commission, which amendment converted such Registration Statement from Form S-1 to Form S-3 and included a Prospectus Supplement updating and supplementing the January 6, 1994 Prospectus ("1994 Prospectus") covering the Units sold in the 1994 Offering.
The securities of the Company included in the Registration Statement are comprised of: (a) 620,000 shares of Common Stock included in the Units; (b) 620,000 Redeemable Warrants included in the Units; (c) 620,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants; (d) 150,000 previously issued Series SD Common Stock Purchase Warrants ("SD Warrants") by the holders thereof; and (e) 150,000 shares of Common Stock issuable upon exercise of the Registered SD Warrants. In November 1994, the Company purchased from All Pro Marketing, Inc. for $2,500.00 (or $.05 per warrant), and retired, 50,000 of such registered SD Warrants.


     The information contained in this Prospectus Supplement further supplements the 1994 Prospectus (which, as supplemented by the November 14, 1995 supplement, is hereinafter referred to as the "Prospectus") as follows. Unless the context otherwise requires, capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus:


          (a) The information contained in the Prospectus under "RISK FACTORS" is supplemented by the information contained in this Prospectus Supplement under "RISK FACTORS."


          (b) The information contained in the Prospectus under "DESCRIPTION OF SECURITIES" is supplemented by the information contained herein under "DESCRIPTION OF SECURITIES."





     The Company's Common Stock is quoted on the NASDAQ Small Cap Market under the trading symbol "LAMN" but is not traded on any exchange. The high and low bid prices for the Common Stock on December ____, 1995 were $______ and $_______, based on quotes supplied by the NASDAQ Small Cap Market to the National Quotation Bureau, Inc. and reported to the Company by the National Quotation Bureau, Inc. Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The Redeemable Warrants have not been actively traded, and thus no quoted trading prices of the Redeemable Warrants are available.



         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER ____, 1995.

                             AVAILABLE INFORMATION


     The Company has filed with the Commission a Post-Effective Amendment No. 7 on Form S-3 to the Company's previously filed Registration Statement under the Securities Act with respect to the securities offered hereby, which was converted from Form S-1 to Form S-3 pursuant to the filing of Post-Effective Amendment No. 6 thereto (which became effective November 14, 1995) and which also supplemented the 1994 Prospectus filed as part of such earlier Registration Statement. This Prospectus Supplement omits certain information included in the Registration Statement. For further information about the Company and its securities, reference is made to the Registration Statement and to the exhibits filed as a part thereof or otherwise incorporated therein. Each summary in this Prospectus Supplement of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Commission. Such reports, proxy and information statements, and any other information filed by the Company with the Commission can be inspected at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                           INCORPORATION BY REFERENCE


     The following documents filed or to be filed with the Commission by the Company are incorporated herein by reference: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 ("1995 Annual Report") including the portions of the Company's proxy statement dated October 6, 1995 ("1995 Proxy Statement") incorporated by reference in the 1995 Annual Report;
(b) the Company's Quarterly Report on Form 10-QSB for the three-month period ended September 30, 1995; (c) the Company's Report on Form 10-C dated September 7, 1995 of change in number of shares of Common Stock outstanding; (d) the Company's Current Report on Form 8-K dated September 7, 1995 with respect to the acquisition by the Company of Don Bell Industries, Inc. (the "September 7, 1995 Form 8-K"); and (e) all documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, which documents shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents.

     Documents incorporated in this Prospectus Supplement by reference are or will be available for inspection and copying at the locations identified in "AVAILABLE INFORMATION." The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus Supplement is delivered, upon written or oral request of such person, a copy of any and all information incorporated by reference in this Prospectus Supplement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference in the information that this Prospectus Supplement incorporates). Such request should be directed to Otto J. Nicols, Vice President and Treasurer, La-Man Corporation, 2180 West State Road 434, Suite 6136, Longwood, Florida 32779, telephone (407) 865-5995.

     ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS PROSPECTUS SUPPLEMENT TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS PROSPECTUS SUPPLEMENT (OR IN ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SUBSEQUENT TO THE DATE OF THIS PROSPECTUS SUPPLEMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN)

MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT.

                              SELECTED INFORMATION

     The following information is presented herein solely to furnish limited introductory information regarding the Company, and has been selected from, or is based on, detailed financial and other information contained in the 1995 Annual Report, including the portions of the 1995 Proxy Statement, and other documents incorporated by reference herein, is qualified in its entirety by reference thereto and, therefore, should be read together with such financial and other information.


                      MODIFICATION OF REDEEMABLE WARRANTS

     Pursuant to a Warrant Agreement dated January 6, 1994 ("Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company ("Continental"), Continental acts as Warrant Agent (the "Warrant Agent") with respect to the Redeemable Warrants. Effective December 8, 1995, the Company and the Warrant Agent entered into an amendment to the Warrant Agreement reflecting the following modifications of certain terms of the Redeemable Warrants:

          (a) The extension of the expiration date of the Redeemable Warrants from January 6, 1996 to January 6, 1997;

          (b) The increase of the exercise price of the Redeemable Warrants from $3.90 per share to $5.00 per share effective July 1, 1996; and

          (c) With respect to redemption of the Redeemable Warrants by the Company on or after July 1, 1996, an increase in the redemption price from $.05 per warrant to $.07 per warrant.

For a more detailed discussion of the terms of exercise of Redeemable Warrants and the Company's redemption rights, see "DESCRIPTION OF SECURITIES--Redeemable Warrants," below.

                                  RISK FACTORS

     The purchase of the securities offered by this Prospectus involves a high degree of risk and should be made only by investors who can afford to bear such risk. Prospective purchasers should consider the following significant risk factors relating to such securities and to the nature, operating history, business and financial condition of the Company.

MARKET OVERHANG; EFFECT OF ISSUANCE OF ADDITIONAL COMMON STOCK


     The Company presently has outstanding the following Common Stock purchase warrants: (a) 620,000 Redeemable Warrants, each of which entitles the registered holder to purchase one share of Common Stock at an exercise price, subject to adjustment, of $3.90 per share through June 30, 1996 and, thereafter at $5.00 per share, at any time and from time to time until January 6, 1997; (b) 333,750 SD Warrants, each of which entitles the registered holder thereof to purchase one share of Common Stock at the exercise price of $.75 per share at any time and from time to time until the extended expiration date of February 28, 1996; and (c) 50,000 Series DFRV Common Stock Purchase Warrants ("DFRV Warrants"), each of which entitles the registered holder thereof to purchase one share of Common Stock at the exercise price of $.375 per share at any time and from time to time until October 15, 1996. All of such warrants are fully exercisable and freely tradeable as of the date of this Prospectus Supplement.

     The Company also has outstanding options ("Employee Options") for the purchase of up to an aggregate of 1,144,000 newly issued shares of Common Stock granted between November 4, 1992 and September 7, 1995 to various present and former executive officer-employees and non-management employees of the Company under the Company's stock option plans and stock compensation plan. All but 50,000 of the Employee Options are presently exercisable, and all such options may be exercised in whole or in part at any time within five years following the respective dates of grant, at exercise prices ranging between $.50 per share and $2.25 per share.


     Under the terms of a Stock Purchase and Sale Agreement dated as of September 7, 1995 (the "Don Bell Acquisition Agreement") among the Company, Don Bell, Worrell Enterprises, Inc. ("Worrell"), and Gary D. Bell ("Bell"), the Company issued 250,000 shares of Common Stock to Worrell and 25,000 shares of Common Stock to Bell in partial consideration of the Company's acquisition of the capital stock of Don Bell, and agreed to pay certain additional consideration to Worrell and Bell in the event the average trading price of the Common Stock for any 20 consecutive days prior to December 31, 1996 does not equal or exceed $4.00 per share. Under the terms of the Don Bell Acquisition Agreement, the Company has the right to pay any such additional consideration in the form of cash, promissory notes, or additional newly issued shares of Common Stock. Also as part of the consideration paid to Worrell under the Don Bell Acquisition Agreement, the Company issued and delivered to Worrell a convertible promissory note in the principal amount of $750,000 and bearing interest at the rate of 8% annually (the "Worrell Note"). The Worrell Note provides that the outstanding principal obligations of the Company thereunder are convertible into newly issued shares of Common Stock at the conversion price of $5.00 per share (subject to certain anti-dilution adjustments).

     As additional consideration for services performed by Mathews, Holmquist & Associates, Inc. (the "Underwriter"), which acted as underwriter of the 1994 Offering, for its services in connection with the 1994 Offering, the Company granted to the Underwriter options to purchase 31,000 Units ("Unit Purchase Option"). The Unit Purchase Option is exercisable at a price equal to 120 percent of the public offering price of the Units. The Units to be issued upon exercise of the Unit Purchase Option are identical to the Units offered in the 1994 Offering except that the warrants issuable upon exercise of the Unit Purchase Option will be exercisable for $4.68 per share of Common Stock, and are not redeemable. The Unit Purchase Option is restricted from exercise, sale, transfer, assignment, or hypothecation except to persons who are both officers and shareholders of the Underwriter, for a period of one year from the January 6, 1994 effective date of the Form S-1 Registration Statement and thereafter is exercisable for a period of four years. The exercise price of the Unit Purchase Option was arbitrarily determined by the Company and the Underwriter and should not be deemed to reflect any estimate of the intrinsic value of either the Unit Purchase Option, the Units, or the underlying Common Stock and warrants. The Unit Purchase Option contains anti-dilution and adjustment provisions in the event of any merger, acquisition, recapitalization, split-up of shares, stock dividend, sales, or issuance by the Company of stock or securities convertible into stock by the Company at a price or conversion price less than the exercise price of the Unit Purchase Option or less than the market price of the Common Stock at the time of such sale or indebtedness or similar event, except for dilution which would result from the effect of the Company's stock option plans, reasonably acceptable to the Underwriter.

     The Company has agreed to register, at its expense, under the Securities Act, the Unit Purchase Option and/or the underlying securities included in the Unit Purchase Option at the request of the holders of 50% of the Unit Purchase Option. Such request may be made at any time during a period of four years beginning January 6, 1995. The Company also granted the Underwriter "piggyback" registration rights concerning the Unit Purchase Option and the underlying securities which may be exercised at any time during a period of four years beginning January 6, 1995.


     On November 3, 1995, the Company filed with the Commission a Registration Statement on Form S-3, which was declared effective by the Commission on December 1, 1995, registering under the Securities Act the following securities for sale by the holders thereof: (a) 233,750 previously unregistered SD Warrants and the

233,750 shares of Common Stock issuable upon exercise of such SD Warrants; (b) the 50,000 DFRV Warrants and the 50,000 shares of Common Stock issuable upon exercise of the DFRV Warrants; and (c) the 275,000 outstanding shares of Common Stock issued by the Company in connection with the September 7, 1995 acquisition of Don Bell. The prospectus included as part of such registration statement is hereinafter referred to as the "1995 Resale Prospectus."

     In connection with the Company's acquisition of Stewart Eleemosynary Marketing Company in January 1994, the Company granted to J. Melvin Stewart, presently the Chairman of the Board of Directors of the Company and the president and chief executive officer of certain operating subsidiaries of the Company, certain one-time demand registration rights with respect to the 316,923 shares of unregistered Common Stock issued to Mr. Stewart in connection with such acquisition, which demand rights are exercisable until February 13, 1999. Also, the terms of employment agreements between the Company and certain director-employees provide for certain demand and piggyback registration rights with respect to shares of Common Stock owned by the director-employees in the event their employment is terminated other than for cause following a "Change of Control" as defined in such employment agreements. See "Effect of Change of Control" below.

     There are presently 2,641,279.67 shares of Common Stock outstanding. At times in the past, due to the relatively small size of the "public float" in the Common Stock and the absence of active market makers in the Common Stock, public trading in the Common Stock has been thin and sporadic. Accordingly, the sale of the warrants and Common Stock covered by the 1995 Resale Prospectus, the exercise of outstanding demand registration rights and/or the issuance of additional shares of Common Stock upon the exercise of the Company's outstanding warrants or the Employee Options, the exercise of the Unit Purchase Option and the underlying warrants, or the exercise of the conversion rights under the Worrell Note, could adversely affect trading prices of the Common Stock and trading prices, if any, of the remaining unexercised warrants and options.
Also, such issuances of additional shares of Common Stock and warrants could adversely affect the ability of the Company to obtain financing for future growth and acquisitions.

EFFECT OF CHANGE IN CONTROL

     The Worrell Note provides, among other default events, that in the event there shall occur a "Change in Control" with respect to the Company, the holder of the Worrell Note may, by written notice to the Company, declare all principal and accrued but unpaid interest evidenced by the Worrell Note immediately due and payable, which obligations shall accrue interest at a rate equal to 10% per annum from the date of acceleration until paid. "Change of Control" is defined in the Worrell Note as occurring when, within a period of 12 consecutive months other than as the result of proxies solicited by, or votes cast by, management of the Company, (i) there is a change in 35% of the persons who, as of September 7, 1995, constitute the Board of Directors other than as the result of resignations or (ii) there is an increase of 25% or more in the number of members of the Board of Directors.

     Also, the employment agreements between the Company and five of its director-employees, i.e., Messrs. J. Melvin Stewart, J. William Brandner, Philip Howe Hoard, Otto J. Nicols, and Max D. Tavernier ("Management Employment Agreements"), provide for substantial increases in the amount of severance payable by the Company to such persons, and grant certain other rights to such persons, in the event their employment with the Company or its subsidiaries is terminated other than for cause following a Change of Control, which is defined as having occurred when: (a) any one person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act, consummates a tender offer, a plan of open-market purchases or an exchange offer for shares of Common Stock, or consummates a proxy solicitation, which, in the judgment of a majority of the members of the Board of Directors of the Company, is reasonably likely to permit such person or Group to obtain control of a sufficient number of voting securities of the Company to elect a majority of the members of the Board of Directors of the Company; or (b) there occurs, within any period of 12 consecutive months other than as the result of proxies solicited by, or votes cast by, management of the Company, (i) a change in 35% of the persons who, as of August 31, 1995, constitute the Board of Directors of the Company other than as the result of resignations or (ii) an increase of 25% or more in the number of members of the Board of Directors.

     In addition, the Company's $350,000 line of credit Loan Agreement with The Bank of Winter Park ("Loan Agreement") provides that the Bank has the right to accelerate the maturity of any obligations outstanding under the Loan Agreement in the event of a change in the person serving as President and Chief Executive Officer of the Company, i.e., Mr. J. William Brandner.

     As the result of the acceleration provisions in the Worrell Note and the Loan Agreement, and the contingent severance benefits and other rights provided to executive officers of the Company under the Management Employment Agreements, the occurrence of a Change of Control as defined in or contemplated by such documents could have a material adverse effect on the financial condition and operations of the Company, and the trading price of the Common Stock.

OPERATING HISTORY

     The Company reported operating income of $250,994, net income of $164,170, and earnings per share of $.07, for the fiscal year ended June 30, 1995 (the "1995 Fiscal Year"). However, in its prior 14-year operating history, the Company produced an operating profit only three times and never in excess of $100,000. Also, on September 7, 1995, the Company acquired all of the outstanding capital stock of Don Bell, which reported a net loss of $106,034 for its fiscal year ended December 31, 1994 and a net loss of $569,896 for its fiscal year ended December 31, 1993.

     The Company's management believes that the significant improvements in the Company's church and school sign segment (as the result of the full assimilation of the Company's January 1994 acquisition of Stewart Eleemosynary Marketing Company), the structure of the Don Bell acquisition which allowed the Company to assimilate Don Bell's $6 million annual commercial sign business at better than historic profit margins, together with improvement in operating performance of the Company's filtration division, and the Company's emerging successful telemarketing program for long-distance telephone services for commercial businesses and affinity groups, will enable the Company to continue to operate profitably and to produce improvements in operating results. However, there can be no assurances that economic and other events beyond the control of the Company and its management will not adversely affect the ability of the Company to improve on or continue the growth and operating results reflected by the Company's performance in the 1995 Fiscal Year.

USE OF PROCEEDS; MANAGEMENT DISCRETION


     Any proceeds received by the Company as the result of the exercise of the Redeemable Warrants or the SD Warrants offered pursuant to this Prospectus will be used for general working capital purposes. The Company's management will have broad discretion with respect to the allocation of such net proceeds to working capital.

DEPENDENCE ON MANAGEMENT

     The Company is dependent upon the services of J. William Brandner, President and Chief Executive Officer and a director, and Otto J. Nicols, Vice President, Treasurer and Chief Financial Officer and a director, of the Company. The Company is also dependent upon the services of J. Melvin Stewart, Chairman of the Board of Directors, President of Nevada SEMCO, Inc. (the successor by merger to Stewart Eleemosynary Marketing Company), J.M. Stewart Corporation, and J.M. Stewart Industries, Inc., and a director of the Company. The officers of the Company have principal responsibility for the management of the Company and for recommendations to the Board of Directors, which exercises final authority over business decisions. Consequently, the loss of the services of such officers and directors could be detrimental to the Company. Messrs. Brandner and Nicols have entered into employment agreements with the Company, and Mr. Stewart has an employment agreement with J.M. Stewart Corporation.

BUSINESS AND ECONOMIC FACTORS

     The future of the Company, and of the Company's operations, will be subject to a number of business and other factors beyond management's control, such as economic slowdowns and increased competition. Unfavorable general economic conditions could adversely affect the operating results of the Company. There can be no assurance that the Company would be able to sustain its operations in the event of an economic slowdown for an extended period of time or if general economic conditions in the U.S. and in foreign countries were to deteriorate.

LIMITED CURRENT SOURCES OF ADDITIONAL CAPITAL

     The Company's management believes that net cash flow from operations and the availability of funds under the Company's present $350,000 operating line of credit will be sufficient to enable the Company to satisfy its operating capital needs. However, the Company has no additional financing commitments. In the event the Company needs additional financing to pursue future acquisitions and other expansion of its business, there can be no assurance that such additional financing on acceptable terms will be available to the Company when and if needed.

COMPETITION

     Each of the Company's current and proposed business segments is characterized by intense competition. Many companies offer or are engaged in the development of products or the provision of services which may be or are competitive with the Company's present or proposed products or services. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution, and/or other resources than the Company. There can be no assurance that the Company will be able to compete successfully with such companies.

ABSENCE OF DIVIDENDS

     The Company has not paid and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future, but instead intends to retain all working capital and earnings, if any, for use in the Company's business operations and in the expansion of its business.

SHARES AVAILABLE FOR SALE

     Of the total 1,144,000 shares of Common Stock issuable upon exercise of the Employee Options, 536,000 shares have been registered under the Securities Act on registration statements filed by the Company with the Commission on Form S-8 (Registration No. 33-77924 and Registration No. 33-81348). Because the grantees of the options to which such registered shares relate are directors and/or executive officers of the Company, the resale of any such shares following exercise of such options (together with all other shares of Common Stock owned by directors and executive officers of the Company) are subject to certain resale restrictions and limitations set forth in Rule 144 promulgated by the Commission under the Securities Act. Likewise, because the 316,923 shares of Common Stock issued to J. Melvin Stewart in January 1994 in partial consideration of the Company's acquisition of SEMCO and the shares of Common Stock issuable upon exercise of conversion rights under the Worrell Note have not been registered under the Securities Act, resales of such shares are also subject to the limitations and restrictions of, and are deemed "restricted securities" under, Rule 144. In general, a person who holds "restricted securities" (as that term is defined in Rule 144) may not publicly resell such securities until such person has been the beneficial owner of such securities for a period of two years (unless such securities are registered under the Securities Act prior to the expiration of such two-year holding period) and after such holding period may not sell within any three-month period a number of restricted securities which exceeds the greater of one percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required to be filed by such person under Rule 144.

     Sales of shares of Common Stock pursuant to Rule 144 could have an adverse effect on the market for or trading price of the Company's securities.

FUTURE ISSUANCES OF STOCK BY THE COMPANY

     The Company has 50,000,000 shares of Common Stock authorized, of which 2,641,279.67 shares are issued and outstanding. In addition, the Company has reserved a total of 2,421,750 shares of Common Stock for issuance as follows:
(a) 1,003,750 shares for issuance upon exercise of outstanding warrants; (b) 1,144,000 shares for issuance upon exercise of outstanding Employee Options; (c) 124,000 shares for issuance upon exercise of the Unit Purchase Option and the warrants underlying the Unit Purchase Option; and (d) 150,000 shares for issuance upon exercise of conversion rights under the Worrell Note. The remaining 44,936,970 authorized but unissued and unreserved shares of Common Stock may be issued without any action or approval by the Company's stockholders. Although there are no present plans, agreements, or undertakings with respect to the Company's issuance of any shares of such Common Stock, or related convertible securities, except as disclosed in this Prospectus Supplement, any such issuances could be used as a method of discouraging, delaying, or preventing a change in control of the Company or could dilute the public ownership of the Company, and there can be no assurance that the Company will not issue any such additional shares of Common Stock. A shareholder's pro rata ownership interest in the Company will be reduced to the extent of the exercise of the outstanding warrants, the Employee Options, the exercise of the Unit Purchase Option and the warrants underlying such option, or the exercise of conversion rights under the Worrell Note.

TAX LOSS CARRYFORWARDS

     At June 30, 1995, the Company had unused net operating losses to carry forward against future taxable income of $1,881,000, which are expected to expire in various amounts through 2009 ("NOLs"). The Company is subject to certain limitations on the use of its NOLs as provided under Section 382 of the Internal Revenue Code of 1986, as amended, and there can be no assurance that a significant amount of the Company's existing NOLs will be available to the Company.

NO ASSURANCE OF CONTINUED QUALIFICATIONS FOR NASDAQ INCLUSION

     There can be no assurance that a regular trading market for the Common Stock or other securities of the Company, if any, will be sustained. If for any reason the Company's securities do not remain eligible for continued listing on NASDAQ or a public trading market is not sustained, purchasers of the securities may have difficulty selling such securities should they desire to do so.

     Under the rules of the NASD, for continued listing, a company must have, among other things, $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float, and a minimum bid price of $1.00 per share, all of which requirements are presently satisfied and which the Company expects to continue to satisfy. As of the date of this Prospectus Supplement, the Redeemable Warrants are not actively traded due to the absence of market makers for the Redeemable Warrants. If the Company is unable to satisfy the requirements for continued quotation on NASDAQ, trading, if any, in the Company's securities would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     In addition, if the Company's securities are removed from NASDAQ, the securities would be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers (as defined in the rule) and accredited investors (generally, institutions and, for individuals, an investor with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with such investor's spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to the purchase. Consequently, the rule may restrict the ability of broker-dealers to sell the securities and may affect the ability of purchasers to sell the securities in the secondary market.

     The Commission recently adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Certain transactions, such as transactions in which the customer is an institutional accredited investor and transactions that are not recommended by the broker-dealer, are exempt from the disclosure requirements discussed above.

     The above-described rules may materially adversely affect the liquidity of the market for the Company's securities.

BLUE SKY RESTRICTIONS ON EXERCISE OF WARRANTS


     The holders of the Redeemable Warrants and SD Warrants offered pursuant to this Prospectus have the right to sell or exercise such warrants only if a current prospectus relating to such securities and/or the shares underlying such securities is then in effect and only if such securities are qualified for sale or exempt under applicable state securities laws of the states in which the selling warrantholders reside. There can be no assurance that the Company will be able to keep this Prospectus Supplement or any prospectus covering any such securities current, although the Company will use its best efforts to do so. Also, investors may purchase such warrants in the secondary market or move to states in which the shares underlying such warrants are not registered or qualified during the period such warrants are exercisable. In such event, the Company would be unable to issue shares of Common Stock to those persons desiring to exercise such warrants unless and until the underlying shares are qualified for sale in states in which such purchasers reside, or an exemption from such qualification exists in such states, and the holders of such warrants would have no choice but to attempt to sell such warrants in a jurisdiction where such sale is permissible, or allow them to expire unexercised. Accordingly, the warrants may be deprived of any value if a current prospectus covering such warrants and the underlying shares of Common Stock is not kept current or effective or if such securities are not registered or exempt in the states in which the holders of such warrants reside.

CURRENT PROSPECTUS REQUIREMENT


     During the exercise periods of the Redeemable Warrants and SD Warrants offered pursuant to this Prospectus, the Company must maintain and make available a current prospectus. There can be no assurance that the Company will not be prevented by financial or other considerations from maintaining a current prospectus. In the event a current prospectus is not available, the warrants may not be exercisable, and the Company will be precluded from redeeming (calling) the Redeemable Warrants.

SPECULATIVE NATURE OF WARRANTS


     The Redeemable Warrants and SD Warrants offered pursuant to this Prospectus do not confer upon the holders of such warrants any rights of Common Stock ownership, such as voting or dividend rights or any rights or preferences upon liquidation or dissolution of the Company, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. To the extent any such warrants are not exercised prior to their expiration date, such warrants will expire and have no further value. There can be no assurance that the market price of the Common Stock will equal or exceed the exercise price of such warrants and, consequently, that it will ever be profitable for investors to buy such warrants or for the holders to exercise such warrants.

POSSIBLE REDEMPTION OF THE REDEEMABLE WARRANTS


     The Company has the right to redeem the Redeemable Warrants, on not less than thirty (30) days' notice given at any time during which the Redeemable Warrants are outstanding, at the redemption price of $.05 per warrant (or $.07 per warrant if the date fixed for redemption is July 1, 1996 or later), provided the fair market value of the Common Stock exceeds $5.00 per share (or $6.41 per share if the date fixed for redemption is July 1,1996 or later) for twenty (20) consecutive business days ending within fifteen (15) days of the date of the notice of redemption, subject to adjustment as specified in the Warrant Agreement, as amended. Although Redeemable Warrantholders will have the right to exercise their Redeemable Warrants through the date of redemption, they may be unable to do so because they lack sufficient funds at the time of redemption, or they may simply not wish to invest any more money in shares of the Company's Common Stock at that time. Should a Redeemable Warrantholder fail to exercise such Redeemable Warrants or to sell such Redeemable Warrants on or prior to the redemption date, such Redeemable Warrants will have no value beyond their redemption value. The Company may not redeem the Redeemable Warrants unless the Company has available a current prospectus with respect to the Redeemable Warrants.

UNIT PURCHASE OPTION

     In connection with the 1994 Offering, the Company sold to the Underwriter, for nominal consideration, an option to purchase up to an aggregate of 31,000 Units pursuant to the Unit Purchase Option, which units are identical to the Units offered in the 1994 Offering except that the warrants issuable upon exercise of the Unit Purchase Option will be exercisable at a price of $4.68 per share of Common Stock and are not redeemable. The Unit Purchase Option is exercisable commencing January 6, 1995 and ending four years from such date at an exercise price of $7.80 per Unit, subject to anti-dilution adjustments. The holders of the Unit Purchase Option have the opportunity to profit from a rise in the market price of the Common Stock, if any, without assuming the risk of ownership, with a resulting dilution in the interest of other shareholders. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while the Unit Purchase Option is outstanding. At any time at which the holders thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the Unit Purchase Option. The holders of the Unit Purchase Option have the right to require registration under the Securities Act of the Unit Purchase Option and the Common Stock and warrants issuable upon exercise thereof, and have certain "piggyback" registration rights with respect to the Unit Purchase Option and the Common Stock and Warrants issuable upon exercise thereof. The cost to the Company of effecting any such registration may be substantial.

ADDITIONAL UNDERWRITING COMPENSATION

     The Company agreed with the Underwriter that the Company would pay the Underwriter a warrant solicitation fee of 10% of the exercise price of Redeemable Warrants exercised after January 6, 1995 and to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission. Such warrant solicitation fee will be paid to the Underwriter if (a) the market price of the Company's Common Stock on the date the Warrant is exercised is greater than the exercise price of the Redeemable Warrant; (b) the exercise of the Redeemable Warrant was solicited by an NASD member firm; (c) prior specific written approval for exercise is received from the customer if the Redeemable Warrant is held in a discretionary account; (d) disclosure of this compensation arrangement is made prior to or upon the exercise of the Redeemable Warrant; (e) solicitation of the exercise is not in violation of Rule l0b-6 of the Exchange Act; and (f) solicitation of the exercise is in compliance with NASD Notice to Members 81-38. In addition, unless granted an exemption by the Commission from Rule l0b-6 under the Exchange Act, the Underwriter will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities for the period from nine business days prior to any solicitation of the exercise of any Redeemable Warrant or nine business days prior to the exercise of any Redeemable Warrant based on a prior solicitation until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee for the exercise of the Redeemable Warrants following such solicitation. As a result, the Underwriter may be unable to continue to provide a market for the Company's securities during certain periods while the Redeemable Warrants are exercisable.


     For a 30-month period that commenced January 6, 1994, the Underwriter has a preferential right to purchase for its account or to sell for the account of the Company any securities of the Company with respect to which the Company may seek a public or private offering for cash. The Company will consult with the Underwriter with regard to any such offering and will offer to the Underwriter the opportunity to purchase or sell any such securities on terms not less favorable to the Company than it can secure elsewhere. The Underwriter shall have a minimum of thirty (30) business days in which to accept such offer.

     The Underwriter's discount, the non-accountable expense allowance, and the Unit Purchase Option (including the Units underlying such option and the warrants included in such Units), are deemed to be underwriting compensation in connection with the 1994 Offering. In addition, any profit realized on the sale of securities issuable upon the exercise of the Unit Purchase Option may be deemed additional underwriting compensation.

     The Company has agreed to indemnify the Underwriter and others against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be provided to officers, directors, or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy and therefore unenforceable.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share, of which 2,641,279.67 shares are issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters that may be voted upon by the owners thereof at meetings of the stockholders. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor when, as, and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription, or conversion rights, or redemption or sinking funds provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

     There are no provisions in the Articles of Incorporation or Bylaws of the Company that would delay, defer or prevent a Change in Control of the Company. However, certain material agreements to which the Company is a party could have the effect of delaying, deferring or preventing such a Change in Control. See "RISK FACTORS - Effect of Change in Control."

REDEEMABLE WARRANTS


     The 620,000 Redeemable Warrants were issued pursuant to the Warrant Agreement, which was amended effective December 8, 1995 to reflect certain modifications by the Company of the expiration date, exercise price and redemption price. See "MODIFICATION OF REDEEMABLE WARRANTS" above. The Redeemable Warrants are evidenced by warrant certificates in registered form.

     Each Redeemable Warrant entities the registered holder to purchase one share of Common Stock at an exercise price, subject to adjustment, of $3.90 per share or, on or after July 1, 1996 at an exercise price of $5.00 per share, at any time until the close of business on January 6, 1997, subject to earlier redemption as follows: If the fair market value (the last reported sale price) of the Common Stock for any period of 20 consecutive business days (or such other period to which the Underwriter may consent), ending within 15 days of the notice of redemption, shall exceed $5.00 (or $6.41 if the date fixed for redemption is July 1, 1996 or later), then upon at least

30 days' prior written notice, the Company will be able to call all (but not less than all) of the Redeemable Warrants for redemption at a price of $.05 (or $.07 if the date fixed for redemption is July 1, 1996 or later) per Redeemable Warrant. The warrants underlying the Unit Purchase Option granted to the Underwriter are not subject to redemption and are exercisable by the holder thereof at an exercise price per share of $4.68.

     The exercise price of the Redeemable Warrants was determined by negotiation between the Company and the Underwriter and should not be construed to be predictive or to imply that any price increases will occur in the Company's securities. The exercise price of the Redeemable Warrants and the number and kind of Common Stock or other securities to be obtained upon exercise of the Redeemable Warrants are subject to adjustment in certain circumstances including a stock split, stock dividend, subdivision, combination or recapitalization of, the Common Stock or the sale of Common Stock at less than the market price of the Common Stock. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable Redeemable Warrantholders to purchase the kind and the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Redeemable Warrants. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Redeemable Warrants.

     The Redeemable Warrants do not confer upon the holder any voting or any other rights of a shareholder of the Company. Upon notice to the Redeemable Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Redeemable Warrants, subject to compliance with Rule 13e-4 under the Exchange Act.


     The Redeemable Warrants may be exercised upon surrender of the Redeemable Warrant certificate on or prior to the January 7, 1997 extended expiration date (or earlier redemption date) of such Redeemable Warrants at the offices of the Warrant Agent, with the form of "Election to Purchase" as set forth on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by official bank or certified check or money order payable to the order of the Company) for the number of Redeemable Warrants being exercised.

SD WARRANTS

     In August and October 1992, in connection with the issuance of the Company's 10% Subordinated Debentures ("Debentures") in the aggregate principal amount of $200,000, the Company issued an aggregate of 50,000 SD Warrants to five persons to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $.75 per share. Such Debentures were not repaid upon the original maturity, and the Company obtained the written agreement of the holders of such Debentures in the aggregate principal amount of $200,000 to extend the maturity date thereof to October 27, 1993. In consideration of the extension, the Company issued a total of 20,000 additional SD Warrants to such Debenture holders.

     In October 1992, the Company entered into a Consulting and Marketing Service Agreement with each of All Pro Marketing, Inc. and K.A.M. Group, Inc. (the "Consultants"). The Company agreed to issue 50,000 SD Warrants to each of the Consultants. Pursuant to such agreements, the Consultants assisted the Company in preparation of marketing plans and provided marketing advice, participated in meetings with prospective marketing and financial sources, and communicated with potential financial sources. All Pro Marketing, Inc. also assisted with negotiations pertaining to the January 1994 acquisition of SEMCO which negotiations the Company believes were instrumental in completing such acquisition. On September 9, 1993, the Company agreed to issue 140,000 SD Warrants to All Pro Marketing, Inc. for the additional consulting services.

     In August and September, 1993, in connection with the issuance of the Debentures in the aggregate principal amount of $295,000, the Company issued an aggregate of 73,750 SD Warrants to five persons.

     The SD Warrants entitle the registered holders thereof to purchase one share of Common Stock at the exercise price of $.75 per share. The number of securities purchasable on exercise of the SD Warrants, and the purchase prices therefor, are subject to adjustment from time to time in the event that the Company shall: (1) pay a dividend in, or make a distribution of, shares of Common Stock, (2) subdivide its outstanding shares of Common Stock into a greater number of shares, (3) combine its outstanding shares of Common Stock into a smaller number of shares, or (4) spin-off a subsidiary by distributing, as a dividend or otherwise, shares of the subsidiary to its stockholders. In any such case, the total number of shares and the number of shares or other units of such total securities purchasable on exercise of the SD Warrants immediately prior thereto shall be adjusted so that the holder shall be entitled to receive, at the same aggregate exercise price, the number of shares and the number of shares or other units of such securities that the holder would have owned or would have been entitled to receive immediately following the occurrence of any of the events described above had the SD Warrant been exercised in full immediately prior to the occurrence (or applicable record date) of such event. The SD Warrants do not confer upon the holder any voting or other rights of a shareholder of the Company.

     The original expiration date of the SD Warrants was July 31, 1995. However, as the result of the exercise of certain demand registration rights by certain holders of the SD Warrants, the Company agreed to extend the expiration date of the SD Warrants to February 28, 1996. Accordingly, all SD Warrants not previously exercised will expire on such date.


     A total of 333,750 SD Warrants are outstanding as of the date of this Prospectus Supplement, of which 100,000 of such warrants and the 100,000 shares of Common Stock issuable upon their exercise were registered in connection with the 1994 Offering. The remaining 233,750 SD Warrants, and the 233,750 shares of Common Stock issuable upon exercise of the SD Warrants, were registered for sale by the holders thereof under a registration statement on Form S-3 filed by the Company on November 3, 1995 and declared effective by the Commission on December 1, 1995.

REGISTRATION RIGHTS

     The Unit Purchase Option issued to the Underwriter includes demand and piggyback registration rights with respect to the Unit Purchase Option and the securities underlying the Unit Purchase Option for a period of four years, commencing January 6, 1995. In connection with the SEMCO acquisition, the Company granted J. Melvin Stewart a one-time demand registration right for the 316,923 unregistered shares of Common Stock issued to him in the acquisition, exercisable during a four-year period beginning February 13, 1994. Also, the Management Employment Agreements grant certain demand and piggyback registration rights to the director-employees who are parties to such agreements in the event their employment is terminated other than for cause following a "Change of
Control" as defined in the such agreements.   See "RISK FACTORS - Effect of
Change of Control."    Any exercise of such registration rights may result in
dilution in the interest of the Company's shareholders, hinder efforts by the Company to arrange future financing, and/or have an adverse effect on the market price of the Company's Common Stock and outstanding warrants.


                                    EXPERTS

     The financial statements incorporated by reference in this Prospectus Supplement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.





===================================================         =======================================================

   NO DEALER, SALESPERSON OR OTHER                                             310,000 UNITS
PERSON IS AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION
NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT
AND ANY INFORMATION OR REPRESENTATION NOT                                  Each Unit Consisting of
CONTAINED HEREIN MUST NOT BE RELIED UPON AS                             Two Shares of Common Stock and
HAVING BEEN AUTHORIZED BY THE COMPANY.                                   Two Redeemable Common Stock
THIS PROSPECTUS SUPPLEMENT DOES NOT                                           Purchase Warrants
CONSTITUTE AN OFFER OF ANY SECURITIES OTHER
THAN THE REGISTERED SECURITIES TO WHICH IT
RELATES OR AN OFFER TO ANY PERSON IN ANY
JURISDICTION WHERE SUCH OFFER WOULD BE
UNLAWFUL.  NEITHER THE DELIVERY OF THIS
PROSPECTUS SUPPLEMENT NOR ANY SALES MADE                                            LA-MAN
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
CREATE ANY IMPLICATION THAT THE
INFORMATION HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO THE DATE HEREOF OR THAT                                    ___________________________
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF                                  PROSPECTUS SUPPLEMENT
THE COMPANY SINCE SUCH DATE.                                             ___________________________



               TABLE OF CONTENTS                                              LA-MAN CORPORATION
                                                                           2180 West State Road 434
Second Supplement to January 6, 1994 Prospectus.. 1                               Suite 6136
Available Information ........................... 2                         Longwood, Florida 32779
Incorporation By Reference ...................... 2                              (407) 865-5995
Selected Information ............................ 3
Modification of Redeemable Warrants ............. 3
Risk Factors .................................... 3
Description of Securities ....................... 11
Experts ......................................... 13

                                                                                December  __, 1995
===================================================         =======================================================


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth the costs and expenses payable by the Company in connection with this Registration Statement. All amounts are estimates.

     Printing..........  $ 1,000.00
     Legal Expenses....  $ 7,500.00
     Accounting Fees...  $ 1,000.00
     Miscellaneous.....  $ 4,500.00
          Total........  $14,000.00
                         ==========

          The above amounts do not include expenses in connection with the public offering of Units in January 1994 reported by the Company on its Reports of Sales of Securities and Use of Proceeds Therefrom (Form SR) previously filed with the Commission.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Bylaws of the Company provide for indemnification of officers, directors, employees, and other corporate agents to the fullest extent permitted by the General Corporation Law of Nevada, as amended from time to time, which makes provision for indemnification of officers, directors, and other corporate agents in terms sufficiently broad to permit indemnification of such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS.

  4.1*  Specimen of Common Stock Certificate
  4.2* Specimen of Redeemable Common Stock Purchase Warrant Certificate (as revised)
  4.3*  Form of Series SD Common Stock Purchase Warrant Certificate
  4.4* Form of Series SD Common Stock Purchase Warrant Certificate (as amended) 4.5* Warrant Agreement dated as of January 6, 1994 between the Company and
        Continental Stock Transfer & Trust Company, as Warrant Agent.
  4.6 Amendment No. 1 to Warrant Agreement, dated as of December 8, 1995, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent.
  5.1*  Opinion of O'Connor & Associates, P.C., counsel for the Company.
  5.2*  Opinion of Jimmerson, Davis & Santoro, P.C., counsel for the Company.
  23.1  Consent of BDO Seidman, LLP
  23.2* Consent of O'Connor & Associates, P.C. (included in Opinion filed as
        Exhibit 5.1)
  23.3* Consent of Jimmerson, Davis & Santoro, P.C. (included in Opinion filed as Exhibit 5.2)
  24.1* Power of Attorney.
_____________________


* Previously filed as an exhibit to Form S-1 Registration Statement, as amended (Registration No. 33-54230).

ITEM 7.  UNDERTAKINGS.

     (a) Undertaking related to 415 offering: The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registration pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 7 to Form S-3 (converted from Form S-1) Registration Statement (Registration No. 33-54230) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longwood, State of Florida, on this 8th day of December, 1995.

                                    LA-MAN CORPORATION

                                    By:    /s/ J. William Brandner
                                       -----------------------------------
                                         J. William Brandner, President
                                         and Chief Executive Officer





Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 8, 1995.

Signature                                 Title
---------                                 -----

  /s/ J. William Brandner                 President, Chief Executive
-------------------------------           Officer and Director
J. William Brandner


         *                                Director
-------------------------------
Gary Donald Bell

                                          Director
-------------------------------
Ithiel C. Clemons


        *                                 Director
-------------------------------
Edwin M. Freakley


        *                                 Director
-------------------------------
Thomas N. Grant


        *                                 Executive Vice President, Secretary
-------------------------------           and Director
Philip Howe Hoard

 /s/ Otto J. Nicols                       Vice President, Treasurer, Chief
-------------------------------           Financial Officer
Otto J. Nicols                            and Director


        *                                 Director
-------------------------------
Robert M. Smither


        *                                 Chairman of the Board and Director
-------------------------------
J. Melvin Stewart

                                          Vice President - Sales and
-------------------------------           Marketing, Director
Max D. Tavernier, Jr.


*By: /s/ J. William Brandner
     --------------------------
     J. William Brandner
     Attorney-in-Fact

EXHIBIT
NUMBER              DESCRIPTION
------              -----------





   4.6 Amendment No. 1 to Warrant Agreement, dated as of December 8, 1995, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent.

  23.1    Consent of BDO Seidman, LLP